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                                                                    EXHIBIT 10.9

                               Service Agreement

THIS AGREEMENT entered into this 5th day of August, 1999 by and between Hyundai Electronics Industries Co. Ltd. ("HEI") having its principal office at San 136-1, Ami-ri Bubal-cup, Ichon-si, Kyungki-do and ChipPAC Limited (""ChipPAC BVI") having its principal office at the same address of HEI;

WHEREAS, HEI desires to appoint ChipPAC BVI as its provider of assembly services for uBGA packages for RDRAM and SRAM/flash which HEI will ramp up production from 1999;

WHEREAS, ChipPAC BVI desires to provide HEI with uBGA packaging services for RDRAM and SRAM/flash;

The parties hereto, having consulted, agree to the following.

Article 1      Purposes

     The purpose of the Agreement is to provide for the details necessary for HEI to provide the Chips and for ChipPAC BVI to provide HEI with its uBGA packaging service to the Chips provided.

Article 2      Packaging Service Equipment

     ChipPAC BVI will invest the capital expenditures to meet HEI's ramp up schedule, up to a maximum capacity of [redacted*] RDRAM equivalent units per month, subject to HEI's approval. The equipment acquired to provide HEI with [redacted*] RDRAM equivalent units ("the Equipment") will be dedicated to HEI use.

Article 3      Products

     The semiconductor products ("Products") needed to ChipPAC BVI's packaging service under this Agreement shall be listed in Appendix I and the list is subject to addition or deletion in accordance with mutual agreement.

Article 4      Order and Purchase of the Products by HEI

     4.1 HEI will ramp up production in 1999 and provide a ramp up schedule for 2999 to ChipPAC BVI, which is estimated to be about [redacted*], of which [redacted*] units are expected to be RDRAM and [redacted*] in units are to be SRAM/flash.

     *Confidential treatment requested.

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     4.2   HEI commits to purchase [redacted*] RDRAM equivalent uBGA packages per month from [redacted*].

     4.3 If HEI does not purchase the number of RDRAM equivalent uBGA packages for which ChipPAC BVI has made a capacity commitment to provide exclusively to HEI in any one month period between April 1, 2000 through June 30, 2002, HEI shall reimburse ChipPAC BVI for the depreciation for unused capacity which had been committed by ChipPAC BVI. The depreciation period for the Equipment will be [redacted*] and the calculation of depreciation or the Equipment will be made using straight line depreciation with no residual value. Any charge for unabsorbed depreciation will be reduced by capacity used for other ChipPAC BVI customers. ChipPAC BVI will use its best efforts to find customers to utilize such unused capacity.

     4.4 The production schedule and purchasing volume commitment time prescribed in Article 4.1, 4.2 and 4.3 may be changed depending upon the introduction schedule of Intel's RDRAM and, in such event, the term and other timing parameters of this agreement shall be revised accordingly.

     4.5 HEI will send ChipPAC BVI a written notice containing HEI's planed packaging contract amount for the next three months by 15 days prior to the end of each month.

     4.6   ChipPAC BVI shall notify HEI of acceptance of a order within seven
           (7) days from the date of HEI's written order. No response from ChipPAC BVI with respect to such order without any special reasons hall be regarded as acceptance of an order.

     4.7 HEI shall provide ChipPAC BVI with a rolling 6 month unit forecast. These forecasts will be subject to the following limits of accuracy:

           Forecast within one month:             +/- 10%
           Forecast within two months:            +/- 25%
           Forecast within three months:          +/- 50%

           HEI will be financially responsible for inventory and purchase commitments for unique

     *Confidential treatment requested.

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           material made by ChipPAC BVI ordered on the basis of these forecasts, provided that such financial compensation will be limited to the amount of the Products which were produced for recent 45 days out of the amount of the Product committed to be purchased by HEI under this Agreement.

Article 5      Purchase Price

     5.1 The committed prices at which HEI will purchase under this Agreement are as follows:

           a.  1999:     [redacted*]
           b.  2000:     [redacted*]
           c.  2001:     [redacted*]
           d.  2002:     [redacted*]

           The unit prices of all RDRAM will be set on the basis of [redacted*] balls per unit.

     5.2 The purchase price shall be determined by the mutual agreement between HEI and ChipPAC BVI considering the market circumstances by fifteen (15) days prior to the date when the relevant year commences and the determined purchase price will be applied through the year concerned.

     5.3 Should no agreement be reached on the purchase price an independent accounting firm will be appointed by the consultation of HEI and ChipPAC BVI to determine the purchase price and either party shall not raise objection to the result thereof.

Article 6      Supply of Chip

     6.1 In case of acceptance of order by ChipPAC BVI, HEI shall provide ChipPAC BVI with Chips required for the packaging of relevant Products according to the definite order amount.

     6.2 Chips, provided by HEI under Article 6.1 shall be transported by HEI or HEI's designated forwarding

     *    Confidential treatment requested.

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           agent to ChipPAC BVI's plant on HEI's own responsibility and at its own costs thereof.

     6.3 ChipPAC BVI's inspection of Chips provided by HEI shall be pursuant to Appendix II "Chip Inspection Specification" agreed to by HEI and ChipPAC BVI in advance. ChipPAC BVI shall notify HEI of the inspection result within five (5) days from the date of provision of Chips by HEI. Failure to notify during the given period shall be deemed as acceptance by ChipPAC BVI and ChipPAC BVI shall no longer be entitled to claim for defectiveness of Chips.

     6.4 ChipPAC BVI, in principle, shall procure on its own all raw and subsidiary materials that are required for packaging, other than Chips provided by HEI. Nonetheless, HEI may be entitled to instruct ChipPAC BVI to use certain materials or to provide some materials to ChipPAC BVI.

Article 7      Packaging Process

     Process for packaging service which ChipPAC BVI shall provide to HEI under the Agreement shall be pursuant to Appending III "Process Baseline Specification and other related Specification," agreed to by HEI and ChipPAC BVI in advance.

Article 8      Required Date and Delivery

     8.1 ChipPAC BVI shall deliver finished Products to HEI within eight (8) business days in 1999 and within six (6) business days thereafter from the date of the provision of Chips (and Schedule) by HEI provided that the said period can be changed upon mutual consent of both parties.

     8.2 Packaging methods for Products shall be pursuant to Appendix IV "Packaging Specification."

     8.3 Products, provided to HEI by ChipPAC BVI under Article 8.1, shall be forwarded to HEI plants or warehouses which HEI designates by ChipPAC BVI or ChipPAC BVI's designated forwarding agents on ChipPAC BVI's own responsibility and at its own costs thereof.


     *Confidential treatment requested.
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     8.4   The waste materials produced during the packaging process shall be provided to HEI.

     8.5 the status of the production of the Products and the information on the quality of the Products shall be provided to HEI from time to time by ChipPAC BVI.

Article 9      Inspection

     9.1 HEI' inspection of Products provided by ChipPAC BVI shall be pursuant to Appendix V : Semiconductor Inspection Specification," agreed to by HEI and ChipPAC BVI in advance.

     9.2 HEI shall send ChipPAC BVI a written notice stating the inspection result conducted as prescribed in the Article 9.1 within five (5) days from the date of delivery of Products. No notice within the given period shall be deemed as acceptance by HEI of the provided Products.

Article 10     Payment

     10.1 ChipPAC BVI shall deliver to HEI invoices for the products supplied during the relevant month after completing the provision of Product to HEI in accordance with the Agreement within five (5) days from the end of such month. In case that HEI does not raise any objection to such invoice, HEI shall pay ChipPAC BVI the amount within five (5) days from the receipt of such invoice.

     10.2 In the event that HEI has opened a letter of credit in consideration of selling to its customers the Products which has been provided by ChipPAC BVI to HEI, HEI shall, open a domestic letter of credit in favor of ChipPAC BVI by the payment date as set forth in Article
           10.1. HEI shall pay cash in US dollar currency or issue a check to ChipPAC BVI for the amount not paid by such domestic letter of credit.

     10.3 The amount of the unused depreciation for the Equipment in accordance with Article 4.3 shall be reimbursed on a monthly basis.



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     10.4  All payments to be made pursuant to this agreement shall be made in
           US dollar currency.

Article 11     Compensation to HEI for damages

     11.1 In the event the provision of the Products are not completed within the time agreed between the Parties, which is attributable to ChipPAC BVI's responsibility, ChipPAC BVI shall pay to HEI the liquidated damage per one day of delay equal to [redacted*] of the die cost plus assembly cost of the Products.

     11.3 In the event any Product provided to HEI by ChipPAC BVI shall not satisfy the target yield rate for each period set forth below, which is attributable to ChipPAC BVI's responsibility, ChipPAC BVI shall pay to HEI the cost to manufacture the Chips used in the Products which did not satisfy the yield rate below.

           a.  [redacted*] within the first quarter from the first ordered date;

           b. [redacted*] within the second quarter from the end of first quarter;

           c. [redacted*] in the event that the number of the product ChipPAC BVI provides is [redacted*] or more per month;

           d. [redacted*] in the event that the number of the product ChipPAC BVI provides is [redacted*] or more month;

     Even in the first or second quarter from the first ordered date, if the number of the product ChipPAC BVI provides is [redacted*] or more per month or [redacted*] or more per month, the target yield rate of [redacted*] will be applicable respectively.

Article 12.    Term

     This Agreement shall be effective upon execution and remain in effect until June 30, 2002 and it can be renewed by mutual agreement of both parties.

     *    Confidential treatment requested.
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Article 13.    Termination

     13.1 This Agreement can be terminated with just causes by either party and either Party who intends to terminate this Agreement shall give a written notice to the other Party describing the details on the breach of the Agreement which, for HEI, shall be limited to deficiencies in quality, delivery, yield or competitive price.

     13.2 Either Party in default will have 30 days (hereinafter the "correction period") to put forth corrective action plan from the date of receipt of above notice. Unless the breach of either Party in default is corrected with the correction period or the extended correction period set forth below, the other Party can cancel this Agreement by providing 90 days written notice. Provided that ChipPAC BVI may ask HEI additional period to correct its breach of contract within above period and such correction period can be extended ("extended correction period") subject to HEI's consent not to be unreasonably withheld.

     13.3 If this Agreement is terminated in accordance with Article 13, HEI shall be responsible for reimbursing ChipPAC BVI for the total undepreciated value of the Equipment at the time of termination and the ownership of the Equipment shall be transferred to HEI upon the payment of the such amount of u-depreciated value.

     13.4 After the transferor ownership of the Equipment to HEI in accordance with Article 13.2 and 13.3, HEI will permit the ChipPAC BVI to use the Equipment to provide the product with other customers until new equipment necessary to provide the ordered products by its customers are installed in ChipPAC BVI. In any case, the period for HEI to permit ChipPAC BVI to use the Equipment will not exceed 60 days.

Article 14     Audit on charges for unutilized capacity and materials

     Charges from ChipPAC BVI for depreciation on unutilized capacity and for excess/obsolete material purchased for HEI production will be subject to audit by a mutually agreed external auditor.


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Article 15     Strategic Relations

     Both parties agree to form strategic relationship to develop next generation memory package in which ChipPAC BVI will support future volume.

Article 16     Confidentiality

     16.1 Both parties agree that the contents of this Agreement and certain information that each party may supply to the other in the course of this Agreement are confidential. Except when it is required for a financial audit, or for obtaining financing, or when its disclosure is legally required, such as a United States SEC registration statement, such confidential information shall not be disclosed to third parties without the written consent of the other party. Both parties will ensure that information obtained in the course of this Agreement will be used only for fulfilling this Agreement, and that any employees, consultants, advisors, and financial institutions which receive such information are bound by this Article.

     16.2 The obligation for Article 16.1 shall exist during one (1) year after the expiation or termination of the Agreement.

Article 17     Force Majeure

     Each party shall not be responsible for failure to perform hereunder due to acts of God, national emergency situations, road or port blockades, strikes, wars, internal tumult, or force majeure; provided, however, the party shall immediately notify of such occurrence to the other party.

Article 18     Others

     18.1 HEI and ChipPAC BVI shall make their best efforts to cooperate with each other for the performance of this Agreement.

     18.2 For the matters not provided in this Agreement or the parts where there are different opinions for interpretation hereof, both parties shall settle them by mutual consultation.

Article 19     Governing Law

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     19.1  This Agreement shall be governed by the laws of Republic of Korea.

     19.2 Any disputes arising in connection with and out of to the Agreement shall be submitted to Seoul District Court.

                            *      *      *      *

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IN WITNESS WHEREOF, the parties have executed this Service Agreement on the day and year first above written.

Hyundai Electronics Industries Co., Ltd.:

San 136-1,. Ami-ri, Bubal-cup, ichon-si, Kyungki-do
Hyundai Electronic Industrial Co., Ltd.
Representative: Young Hwan Kim
Position: Representative Director, President

/s/ Y.H. Kim
__________________________

ChipPAC Limited
Craigmuir Chambers
Road Town, Tortola
British Virgin Islands
Representative: Richard Parsons, for Westlaw Limited
Position: Director

/s/ R. Parsons
--------------------------

Appendices do not exist.